2016 PARAGON OFFSHORE PLC
EXECUTIVE BONUS PLAN

1.Purpose. The purpose of this Paragon Offshore plc Executive Bonus Plan (the “Bonus Plan”) is to set forth the terms and conditions of the annual cash incentive program of Paragon Offshore plc (the “Company”) as it applies to the executives participating herein and to assist the Company and its affiliates in attracting, retaining, motivating and rewarding employees of the Company and its affiliates by providing for awards that will incentivize performance by employees who contribute to the success of the Company and its affiliates. The Bonus Plan authorizes annual cash incentive awards that are intended to qualify as “performance-based compensation” that is tax deductible without limitation under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Performance-Based Compensation”); provided, however, that awards that are not Performance-Based Compensation may also be awarded hereunder. To the extent that any Bonus Awards granted hereunder are intended to constitute Performance-Based Compensation, such Bonus Awards shall be considered to be Cash Awards granted pursuant to the Paragon Offshore plc 2014 Employee Omnibus Incentive Plan, as may be amended from time to time (the “Incentive Plan”), and shall be considered Performance Awards (and, with respect to covered employees, Qualified Performance Awards) under the Incentive Plan.
2.Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Bonus Plan, the following capitalized terms used in the Bonus Plan have the following meanings:

(a)	“Board” means the Company’s Board of Directors.

(b)
“Bonus Award” means, with respect to any Participant, for any Performance Year, the amount of the Target Award Opportunity for that Participant for the Performance Year that has been earned and that is payable with respect to the Participant in accordance with the terms of the Bonus Plan.

(c)
“Committee” means the Compensation Committee of the Board (the “Compensation Committee”) or such other committee designated by the Compensation Committee or the Board; provided, however, that with respect to any award under the Bonus Plan that is intended to constitute Performance-Based Compensation, the Committee shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Committee shall have the same authorities and duties with respect to this Bonus Plan as it has with respect to the Incentive Plan.

(d)	“Covered Employee” means an employee who is a “covered employee,” within the meaning of section 162 of the Code.

(e)
“Participant” means an employee who has been granted a Target Award Opportunity or Bonus Award under the Bonus Plan which remains outstanding. An employee who is a Participant in this Bonus Plan may not also be a Participant in the Paragon Offshore plc Short Term Incentive Plan.

(f)	“Performance Goals” has the meaning specified in the Incentive Plan.

(g)	“Performance Year” means the Company’s fiscal year or such other period of twelve months which is the measurement period for determining the Target Award Opportunity.

(h)
“Target Award Opportunity” means, with respect to any Participant, the amount of a Bonus Award that the Participant potentially may earn in respect of a specified Performance Year determined by the Committee in accordance with Section 162(m) of the Code. A Target Award Opportunity constitutes a conditional right to receive a Bonus Award.

3.Granting of Target Award Opportunities and Earning of Bonus Awards.

(a)
Granting of Target Award Opportunities. The Committee shall select the executive employees of the Company and its affiliates who will be eligible to participate in the Bonus Plan for each Performance Year. The intent is that, for each Performance Year, the Company’s Chief Executive Officer, any other executive employee of the Company who is reasonably expected to be or become a Covered Employee for the Performance Year and any other executive employee of the Company who the Committee selects for participation in the Bonus Plan for the Performance Year will participate in the Bonus Plan for such Performance Year. No later than the date which is the earlier of (i) ninety (90) days after the beginning of the applicable Performance Year or (ii) the time twenty-five percent (25%) of such Performance Year has elapsed (as scheduled in good faith at the time the Target

Award Opportunity is established), and in any event provided that the outcome is substantially uncertain at the time the Target Award Opportunity is established, the Committee will specify, for each Participant, the Participant’s Target Award Opportunity. Target Award Opportunities will be denominated in cash and Bonus Awards will be payable in cash.

(b)
Additional Participants and Granting of Target Award Opportunity During a Performance Year. At any time during a Performance Year, the Committee may select a new employee or a newly promoted employee to participate in the Bonus Plan for that Performance Year and/or grant to any such Participant a Target Award Opportunity (or additional Target Award Opportunity) for such Performance Year or a future Performance Year. In determining the amount of the Target Award Opportunity for such Participant under this subsection 3(b), the Committee, in its sole and absolute discretion, may take into account the portion of the Performance Year already elapsed, the performance achieved during such elapsed portion of the Performance Year, and such other considerations as the Committee may deem relevant.

(c)
Determination of Bonus Award. During the year following a Performance Year, within a reasonable time after the end of such Performance Year and after financial results for the Performance Year have become available (but not later than March 15th of the year following the Performance Year for any portion of a Bonus Award for which the substantial risk of forfeiture lapsed during the Performance Year), the Committee will determine the extent to which each Participant’s Target Award Opportunity for the Performance Year has been earned and the amount of the Bonus Award payable with respect to such Participant related to the Target Award Opportunity for such Performance Year. The Committee may, in its sole and absolute discretion, reduce the amount of a Bonus Award or cancel a Bonus Award, but may not exercise discretion to increase any such amount payable to a Covered Employee if such increase would cause the amount payable under the related Target Award Opportunity to exceed the amount actually earned based on the performance of the applicable Performance Goals and satisfaction of performance targets applicable to such Target Award Opportunity. Unless otherwise specifically determined by the Committee (or as otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), the Bonus Award shall be deemed earned and vested only at the time, and to the extent, that the Committee makes the determination pursuant to this subsection 3(c) and only with respect to a Participant who remains employed by the Company or any of its affiliates at the time of the determination, and no Participant has a legal right to receive a Bonus Award until such determination has been made.

(d)
Written Determinations. Determinations by the Committee under this Section 3, including Target Award Opportunities and the amount of any Bonus Award earned shall be recorded in writing. With regard to Bonus Awards to Covered Employees, the Committee will certify, in a manner conforming to applicable regulations and other applicable guidance under section 162(m) of the Code, prior to payment of each such Bonus Award granted to a Covered Employee, that the Bonus Award (and any related Target Award Opportunity) has been earned and other material terms upon which earning of the Bonus Award was conditioned, including the applicable Performance Goals and performance targets have been satisfied.

(e)
Other Terms of Target Award Opportunities and Bonus Awards. Subject to the terms of this Bonus Plan, the Committee may specify the circumstances under which Target Award Opportunities and Bonus Awards shall be paid or forfeited in the event of a change in control, termination of employment or other event prior to the end of a Performance Year or payment of a Bonus Award, taking into account the requirements of section 162(m) of the Code, if applicable. Without limiting the generality of the foregoing, to the extent that a Bonus Award under the Bonus Plan is treated as a Cash Incentive Award under the Incentive Plan, the Bonus Plan terms shall govern the treatment of Bonus Awards in the event of a change in control, termination of employment, or other event that occurs prior to the end of a Performance Period and payment of a Bonus Award for such Performance Year and the Committee’s determination for such purposes under the Bonus Plan shall supersede any provisions of the Incentive Plan with respect thereto. All Bonus Awards under the Bonus Plan are subject to the Company’s recoupment or clawback policies as in effect from time to time.

(f)
Adjustments. The Committee, in its sole and absolute discretion, may include or exclude any of the following events that occur during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (ix) unrealized gains and losses on energy derivatives, (x) settlement of hedging activities, and (xi) gains and losses from asset sales and emission and exchange allowance sales.
4.Payment of Bonus Awards.

(a)
Payment of Bonus Award. Any Bonus Award shall be paid by the Company or its applicable affiliate promptly after the date of determination by the Committee under subsection 3(c) hereof but in no event later than March 15th of the year following the Performance Year to which the Bonus Award relates, except that, in the case of any Bonus Award or portion thereof subject to a substantial risk of forfeiture extending into that following year, the Bonus Award may be paid at any time during such following year. Any payment or other event which would change the time of payment of such Bonus Award from that originally specified shall be implemented in a manner such that the Bonus Award does not, solely for that reason, fail to qualify as Performance-Based Compensation.

(b)
Tax Withholding. The Company and its affiliates shall deduct from any payment of a Participant’s Bonus Award or from any other payment to the Participant, including wages, any Federal, state, or local withholding or other tax or charge which is then required to be deducted under applicable law with respect to the Bonus Award.

(c)
Non-Transferability. A Target Award Opportunity, any resulting Bonus Award, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company or an affiliate of the Company.

5.General Provisions.

(a)
Amendment and Termination. The Committee may at any time amend, alter, suspend, discontinue or terminate this Bonus Plan, and such action shall not be subject to the approval of the Company’s stockholders or Participants; provided, however, that (i) any amendment to the Bonus Plan beyond the scope of the Committee’s authority shall be subject to the approval of the Board; (ii) any amendment to the Bonus Plan shall be subject to stockholder approval if and to the extent required so that Target Award Opportunities and Bonus Awards under Section 3 can continue to qualify as Performance-Based Compensation; and (iii) without the consent of the Participant, no such action shall materially impair the rights of a Participant with respect to a Bonus Award as to which the Committee no longer retains a right to exercise downward (negative) discretion to eliminate the payment of the Bonus Award.

(b)
Section 162(m). Unless otherwise determined by the Committee, the provisions of this Bonus Plan shall be administered and interpreted in accordance with the applicable requirements of section 162(m) of the Code so as to provide for the deductibility by the Company of payments of Bonus Awards to Covered Employees.

(c)
Nonexclusivity of the Bonus Plan. The adoption of this Bonus Plan shall not be construed as creating any limitations on the power of the Company, the Board, the Committee or any affiliate of the Company to adopt such other compensation arrangements as it may deem desirable for any Participant or employee, including authorization of annual incentives under other plans and arrangements.

(d)
No Right to Continued Employment. Neither the Bonus Plan, its adoption, its operation, nor any action taken under the Bonus Plan shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any of its affiliates, nor shall it interfere in any way with the right and power of the Company or any of its affiliates to dismiss or discharge any employee or take any action that has the effect of terminating any employee’s employment at any time.

(e)	Severability. The invalidity of any provision of the Bonus Plan or a document hereunder shall not be deemed to render the remainder of this Bonus Plan or such document invalid.

(f)
Successors. The Bonus Plan shall be binding and inure to the benefit of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to the Company or to the successor to all or substantially all of the business and/or assets of the Company.

(g)
Governing Law. The validity, construction, and effect of the Bonus Plan and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be determined in accordance with the laws of the State of Texas, without giving effect to conflict of law principles.

(h)	Effective Date of Bonus Plan. The Bonus Plan is effective as of January 1, 2016.